UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 27, 2008

CRM Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-32705	n/a
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PO Box HM 2062, Hamilton, Bermuda,		HM HX
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	441-295-2185

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2008, Majestic Insurance Company ("Majestic"), a wholly-owned subsidiary of CRM Holdings, Ltd. (the "Company"), entered into a License and Service Agreement with Fiserv Insurance Solutions, Inc. This License and Services Agreement is an integral part of the Company’s plans to replace components of its data processing systems, providing the Company with the enhanced technology necessary to remain competitive. The Company expects the implementation of this technology will increase the effectiveness and efficiency of its operations and facilitate future growth.

Under the License and Service Agreement, Majestic, on behalf of itself and its affiliates, is licensing integrated core technology and ancillary systems from Fiserv. The core technology being licensed includes an integrated policy administration software system that provides processing for workers compensation insurance, including billing, underwriting, and policy administration functionality. Fiserv is obligated to provide professional services for installation of the technology and training, and maintenance support services. The agreement provides for an initial five year license and maintenance period and automatic renewal of the maintenance period after the initial five year term unless either party notifies the other of its intent not to renew. Majestic is subject to termination fees for early termination of the initial term. The Company estimates total payments under the License and Service Agreement will be approximately $5.6 million, most of which will be capitalized, and expects to finance most of this cost through a capital lease arrangement.

A copy of the License and Service Agreement will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRM Holdings, Ltd.

September 3, 2008	By:	/s/ James J. Scardino

Name: James J. Scardino
Title: Cheif Financial Officer